Exhibit 99.1

Pitney Bowes Announces First Quarter 2018 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--May 2, 2018--Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, and data, today announced its financial results for the first quarter 2018.

Quarterly Financial Results:

  Revenue of $983 million, an increase of 18 percent as reported and 15 percent at constant currency versus prior year
  GAAP EPS of $0.28; Adjusted EPS of $0.30
  GAAP cash from operations of $83 million; free cash flow of $65 million
  The Company is reaffirming its annual guidance and updating solely to reflect the impact of the definitive agreement for the sale of Production Mail and its supporting software.

Transaction Signed and Debt Management:

  On April 30, 2018, the Company announced it signed a definitive agreement to sell Production Mail and its supporting software to Platinum Equity for $361 million, subject to certain adjustments. The Company expects proceeds from the sale of approximately $270 million, net of estimated closing costs, transaction fees and taxes. The Company expects to use the majority of the net proceeds from the sale to pay down debt.
  The Company repaid its March 2018 notes for $250 million using repatriated non-U.S. cash.

“Our performance continues to show that Pitney Bowes is moving to growth and our strategy is delivering results,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “Revenue was strong in the quarter as our business continues to shift to the higher-growth markets. Our first quarter results demonstrate that we are making progress which sets us up to deliver our financial commitments for the year.”

On April 30, 2018, Pitney Bowes announced that it signed a definitive agreement for the sale of its Document Management Technologies (DMT) production mail business to Platinum Equity for $361 million, subject to certain adjustments. The company expects proceeds from the sale of approximately $270 million, net of estimated closing costs, transaction fees and taxes. Also, included in the transaction is the enterprise mail, print and data management software that integrates data with print streams to optimize document output for high-volume production mailers. The transaction is likely to be completed late in the second or early in the third quarter subject to customary closing conditions. Pitney Bowes expects to use the majority of the net proceeds from the sale to pay down debt.

“Our decision to sell our DMT production mail business is the result of a thorough evaluation of the best opportunity for long-term growth for both DMT and Pitney Bowes,” said Lautenbach. “As a stand-alone business, DMT will have greater flexibility and opportunity to build on its industry-leading portfolio, create greater market opportunity and deliver new client value. For Pitney Bowes, this transaction supports our move to higher growth markets and aligns with our strategic intent to do in the shipping market what we’ve done in mailing for almost 100 years – enabling global commerce by taking out the complexity and enhancing the value for clients.”

First Quarter 2018 Results

Revenue totaled $983 million, which was an increase of 18 percent as reported and 15 percent at constant currency versus prior year.

Commerce Services revenue grew 73 percent as reported and 71 percent at constant currency. Small and Medium Business (SMB) Solutions revenue declined 6 percent as reported and 8 percent at constant currency. Software Solutions revenue increased 4 percent as reported and 1 percent at constant currency. Production Mail revenue increased 9 percent as reported and 6 percent at constant currency.

GAAP earnings per diluted share (GAAP EPS) were $0.28, which included $0.01 for transaction costs largely related to the sale of Production Mail and its supporting software. Adjusted earnings per diluted share (Adjusted EPS) were $0.30.

The Company’s earnings per share results for the first quarter are summarized in the table below:

	First Quarter*
	2018	2017
GAAP EPS	$0.28	$0.35
Transaction costs	$0.01	-
Restructuring charges, net	-	$0.01
Adjusted EPS	$0.30	$0.36

* The sum of the earnings per share may not equal the totals above due to rounding.

GAAP Cash from Operations and Free Cash Flow Results

GAAP cash from operations during the quarter was $83 million and free cash flow was $65 million. Compared to the prior year, free cash flow decreased by $46 million primarily due to the timing of working capital, largely within accounts receivable.

During the quarter, the Company paid down $255 million of debt using repatriated non-U.S. cash. The Company also used cash to return $35 million in dividends to shareholders and pay $16 million for restructuring payments.

First Quarter 2018 Business Segment Reporting

Effective January 1, 2018, the Company revised its business reporting groups to reflect how it manages these groups and the clients served in each market.

The Commerce Services group includes the Global Ecommerce and Presort Services segments. Global Ecommerce facilitates global cross-border ecommerce transactions and domestic retail and ecommerce shipping solutions, including fulfillment and returns. Presort Services provides sortation services to qualify large mail volumes for postal worksharing discounts.

The SMB Solutions group offers mailing and office shipping solutions, financing, services, and supplies for small and medium businesses to help simplify and save on the sending, tracking and receiving of letters, parcels and flats. This group includes the North America Mailing and International Mailing segments.

Software Solutions provide customer engagement, customer information, location intelligence software and data.

Production Mail provides mailing and printing equipment and services for large enterprise clients to process mail.

The results for each segment within the group may not equal the subtotals for the group due to rounding.

Commerce Services
($ millions)	First Quarter
Revenue	2018	2017	Y/Y Reported	Y/Y Ex Currency
Global Ecommerce	$247	$88	180%	177%
Presort Services	134	133	1%	1%
Commerce Services	$381	$221	73%	71%

EBIT
Global Ecommerce	$(8)	$(4)	(81%)
Presort Services	27	31	(12%)
Commerce Services	$19	$26	(27%)

EBITDA *
Global Ecommerce	$7	$3	120%
Presort Services	33	38	(12%)
Commerce Services	$40	$41	(3%)

* The Company uses segment EBIT as the primary measure of profit and operational performance for each segment. The Company is adding EBITDA as a useful non-GAAP measure in looking at the economics of the segments, especially in light of the Company’s more recent, larger acquisitions. EBITDA is provided in this table and subsequent tables in this document. A reconciliation of segment EBIT to segment EBITDA can be found in the financial schedules appended to this presentation.

Global Ecommerce

Results included a full quarter of revenue from Newgistics. On a proforma basis, Newgistics delivered 10 percent revenue growth, which was driven by strong performance in both parcel and fulfillment volumes.

Excluding Newgistics, the segment continued to generate double-digit revenue growth, which was driven by strong performance in both domestic shipping and cross border volumes. The EBIT loss was driven primarily by investments in market growth opportunities and operational excellence initiatives as well as the amortization of acquisition-related intangible assets. EBITDA improved from prior year driven by the higher revenue.

Presort Services

Revenue growth was driven by improved revenue per piece along with higher volumes of First Class mail and flats processed but partly offset by lower Standard Class mail volumes processed. EBIT and EBITDA margin declined from prior year primarily due to higher labor and transportation costs.

SMB Solutions
($ millions)	First Quarter
Revenue	2018	2017	Y/Y Reported	Y/Y Ex Currency
North America Mailing	$325	$356	(8%)	(9%)
International Mailing	98	93	5%	(6%)
SMB Solutions	$423	$449	(6%)	(8%)

EBIT
North America Mailing	$119	$141	(15%)
International Mailing	16	13	20%
SMB Solutions	$135	$154	(12%)

EBITDA
North America Mailing	$136	$157	(13%)
International Mailing	20	18	14%
SMB Solutions	$157	$175	(10%)

North America Mailing

Equipment sales declined largely due to lower sales in the top of the line products and a lower level of client lease extensions. Recurring revenue streams declined, largely around financing, rentals and service revenues. EBIT and EBITDA margins were lower than prior year largely due to the decline in recurring streams and equipment sales mix, but partially offset by lower expenses.

International Mailing

Revenue increased as reported but declined at constant currency. Equipment sales benefited from growth in Germany and France, but was offset by a decline largely in the UK. EBIT and EBITDA margins improved versus prior year primarily driven by lower expenses.

Software Solutions
($ millions)	First Quarter
	2018	2017	Y/Y Reported	Y/Y Ex Currency
Revenue	$82	$78	4%	1%
EBIT	$5	$3	76%
EBITDA	$7	$5	50%

Software Solutions

Revenue grew over prior year. Results reflect the implementation of the new revenue recognition standard (ASC 606). Revenue and EBIT were favorably impacted in the quarter by $11 million and $9 million, respectively, as a result of the timing of the revenue recognition. Excluding this impact, revenue declined from prior year driven by a lower level of large deals in the quarter. This quarter’s performance was also impacted by a higher mix of SaaS deals relative to up-front license deals. EBIT and EBITDA margins increased from prior year largely driven by the higher revenue.

While the Company benefited from the timing of recognized revenue this quarter, the Company does not expect the full year impact of ASC 606 to be material.

Production Mail
($ millions)	First Quarter
	2018	2017	Y/Y Reported	Y/Y Ex Currency
Revenue	$97	$89	9%	6%
EBIT	$10	$9	7%
EBITDA	$10	$10	5%

Production Mail

Equipment sales grew double-digits versus prior year largely due to higher inserter and printer placements. EBIT and EBITDA margins were relatively flat compared to prior year as a result of the higher revenue offset by the mix of products within equipment sales.

2018 Guidance

The Company is reaffirming its annual guidance and updating solely to reflect the impact of the definitive agreement to sell Production Mail and its supporting software. Beginning in the second quarter, Production Mail and its supporting software will be reported as discontinued operations.

  Revenue, on a constant currency basis, is now expected to be in the range of 11 percent to 15 percent growth, when compared to 2017.
  Adjusted EPS is now expected to be in the range of $1.15 to $1.30.
  Free cash flow is now expected to be in the range of $300 million to $350 million.

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2017 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis. The Company cannot reasonably predict the impact that future changes in currency exchange rates will have on revenue and net income. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments and special contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could (individually or in the aggregate) have a material impact on the Company’s performance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2018 will not change significantly. The Company’s guidance also includes changes in accounting standards implemented at the beginning of the year.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; presort services; office mailing and shipping; location data; and software. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in its disclosures the Company uses certain non-GAAP measures, such as adjusted earnings before interest and taxes (EBIT), adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted earnings per share (EPS), revenue growth on a constant currency basis and free cash flow.

The Company reports measures such as adjusted EBIT, adjusted EPS and adjusted net income to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to dispositions and acquisitions. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, special contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

Segment EBIT is the primary measure of profitability and operational performance at the segment level. Segment EBIT is determined by deducting from segment revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. The Company has also included segment EBITDA as a useful measure for profitability and operational performance, and an additional way to look at the economics of the segments, especially in light of some of the Company’s more recent, larger acquisitions. Segment EBITDA further excludes depreciation and amortization expense for the segment. A reconciliation of segment EBIT and EBITDA to total net income can be found in the attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information can be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: declining physical mail volumes; competitive factors, including pricing pressures, technological developments, the introduction of new products and services by competitors, and fuel prices; our success in developing new products and services, including digital-based products and services, obtaining regulatory approvals, if needed, of new products, and the market’s acceptance of these new products and services; our ability to fully utilize the enterprise business platform in North America, and successfully deploy it in major international markets without significant disruptions to existing operations; a breach of security, including a cyberattack or other comparable event; the continued availability and security of key information technology systems and the cost to comply with information security requirements and privacy laws; changes in postal or banking regulations; changes in, or loss of, our contractual relationships with the United States Postal Service; the risk of losing large clients in the Global Ecommerce segment; macroeconomic factors, including global and regional business conditions that adversely impact customer demand, foreign currency exchange rates, interest rates and labor conditions; capital market disruptions or credit rating downgrades that adversely impact our ability to access capital markets at reasonable costs; management of outsourcing arrangements; integrating newly acquired businesses, including operations and product and service offerings; management of customer credit risk and other factors beyond its control as more fully outlined in the Company's 2017 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months ended March 31, 2018 and 2017, and consolidated balance sheets as of March 31, 2018 and December 31, 2017 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended March 31,
	2018	2017
Revenue:
Equipment sales	$155,808	$162,974
Supplies	65,374	66,818
Software	81,616	77,867
Rentals	95,280	99,870
Financing	80,103	85,745
Support services	118,463	118,847
Business services	386,538	224,519

Total revenue	983,182	836,640

Costs and expenses:
Cost of equipment sales	78,751	69,562
Cost of supplies	21,147	21,471
Cost of software	25,353	25,308
Cost of rentals	24,596	20,662
Financing interest expense	12,225	12,974
Cost of support services	75,572	73,354
Cost of business services	297,399	150,843
Selling, general and administrative (1)	312,108	304,847
Research and development	32,784	31,856
Restructuring charges, net	1,021	2,082
Other components of net pension and postretirement cost (1)	(1,719)	1,456
Interest expense, net	30,853	25,676

Total costs and expenses	910,090	740,091

Income before income taxes	73,092	96,549
Provision for income taxes	19,579	31,416

Net income	$53,513	$65,133

Basic earnings per share	$0.29	$0.35
Diluted earnings per share	$0.28	$0.35

Weighted-average shares used in diluted earnings per share	188,174,983	186,875,143
(1)	Effective Janaury 1, 2018, components of net periodic pension and postretirement costs, other than service costs, are required to be reported seperately. Accordingly, for the three months ended March 31, 2017, $1.5 million of costs have been reclassified from selling, general and administrative expense to Other components of net pension and postretirement cost.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

	March 31,	December 31,
Assets	2018	2017
Current assets:
Cash and cash equivalents	$719,875	$1,009,021
Short-term investments	55,603	48,988
Accounts receivable, net	488,028	524,424
Short-term finance receivables, net	792,802	828,003
Inventories	96,224	89,679
Current income taxes	42,274	58,439
Other current assets and prepayments	94,227	77,954

Total current assets	2,289,033	2,636,508

Property, plant and equipment, net	386,977	379,044
Rental property and equipment, net	182,727	185,741
Long-term finance receivables, net	640,987	652,087
Goodwill	1,965,984	1,952,444
Intangible assets, net	261,318	272,186
Noncurrent income taxes	61,367	59,909
Other assets	531,225	540,796

Total assets	$6,319,618	$6,678,715

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,375,166	$1,486,741
Current income taxes	9,457	8,823
Current portion of long-term debt	327,429	271,057
Advance billings	292,174	288,372

Total current liabilities	2,004,226	2,054,993

Deferred taxes on income	239,472	234,643
Tax uncertainties and other income tax liabilities	112,520	116,551
Long-term debt	3,248,713	3,559,278
Other noncurrent liabilities	499,794	524,689

Total liabilities	6,104,725	6,490,154

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	422	441
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	119,647	138,367
Retained earnings	5,235,874	5,229,584
Accumulated other comprehensive loss	(771,995)	(792,173)
Treasury stock, at cost	(4,692,394)	(4,710,997)

Total stockholders' equity	214,893	188,561

Total liabilities and stockholders' equity	$6,319,618	$6,678,715

Pitney Bowes Inc.
Business Segments
(Unaudited; in thousands)

	Three months ended March 31,
	2018	2017
Revenue

Global Ecommerce	$246,590	$88,152
Presort Services	134,458	132,677
Commerce Services	381,048	220,829

North America Mailing	325,430	355,578
International Mailing	97,897	93,058
Small & Medium Business Solutions	423,327	448,636

Software Solutions	81,616	78,220

Production Mail	97,191	88,955

Total revenue	$983,182	$836,640

EBIT

Global Ecommerce	$(7,711)	$(4,270)
Presort Services	27,026	30,717
Commerce Services	19,315	26,447

North America Mailing	119,471	141,008
International Mailing	15,892	13,269
Small & Medium Business Solutions	135,363	154,277

Software Solutions	4,849	2,749

Production Mail	9,619	8,964

Segment EBIT (1)	$169,146	$192,437

EBITDA

Global Ecommerce	$6,719	$3,052
Presort Services	33,188	37,915
Commerce Services	39,907	40,967

North America Mailing	136,320	157,003
International Mailing	20,413	17,966
Small & Medium Business Solutions	156,733	174,969

Software Solutions	7,270	4,837

Production Mail	10,261	9,733

Segment EBITDA (2)	$214,171	$230,506

Reconciliation of segment EBITDA to net income

Segment EBITDA	$214,171	$230,506
Less: Segment depreciation and amortization (3)	(45,025)	(38,069)
Segment EBIT	169,146	192,437
Corporate expenses	(49,361)	(55,156)
Adjusted EBIT	119,785	137,281
Interest, net (4)	(43,078)	(38,650)
Restructuring charges, net	(1,021)	(2,082)
Transaction costs	(2,594)	-
Provision for income taxes	(19,579)	(31,416)
Net income	$53,513	$65,133
(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment.
(2)	Segment EBITDA is calculated as Segment EBIT plus segment depreciation and amortization expense.
(3)	Includes depreciation and amortization expense of reporting segments only. Does not include corporate depreciation and amortization expense.
(4)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended March 31,
	2018	2017	Y/Y Chg.

Reconciliation of reported revenue to revenue excluding currency
Revenue, as reported	$983,182	$836,640
Favorable impact on revenue due to currency	(19,537)
Revenue, excluding currency	$963,645	$836,640	15%

Reconciliation of reported net income to adjusted net income
Net income	$53,513	$65,133
Restructuring charges, net	755	1,353
Transaction costs	1,932	-
Net income, as adjusted	$56,200	$66,486

Reconciliation of reported diluted earnings per share to adjusted diluted earnings per share
Diluted earnings per share	$0.28	$0.35
Restructuring charges, net	0.00	0.01
Transaction costs	0.01	-
Diluted earnings per share, as adjusted	$0.30	$0.36

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities	$82,672	$154,006
Capital expenditures	(42,923)	(35,920)
Restructuring payments	15,702	12,416
Reserve account deposits	6,654	(19,346)
Transaction costs	2,594	-
Free cash flow	$64,699	$111,156

CONTACT:
Pitney Bowes Inc.
Editorial
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial
Adam David, 203-351-7175
VP, Investor Relations